EXHIBIT 99.1

ShiftPixy Announces Pricing of $5 Million Offering Priced At-the-Market

MIAMI, March 19, 2024--(BUSINESS WIRE)--ShiftPixy, Inc. (Nasdaq: PIXY) ("ShiftPixy" or the "Company"), a Florida-based national staffing enterprise which designs, manages, and sells access to a disruptive, revolutionary platform that facilitates employment in the rapidly growing Gig Economy, today announced the pricing of its "reasonable best efforts" offering of 1,176,470 units at an offering price of $4.25 per unit (or $4.2499 with respect to units that include pre-funded warrants), priced at-the-market under Nasdaq rules. Each unit consists of one share of common stock (or a prefunded warrant in lieu thereof) and one common warrant. Each common warrant is immediately exercisable for one share of common stock at an exercise price of $4.25 per share and has a term of five years. Each pre-funded warrant is immediately exercisable for one share of common stock at an exercise price of $0.0001. The pre-funded warrants do not expire until exercised. Gross proceeds from the offering, before deducting the placement agent’s fees and other offering expenses, are expected to be approximately $5 million.

The closing of the offering is expected to occur on or about March 21, 2024, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

A registration statement on Form S-1 (File No. 333-276750) relating to the sale of these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on March 18, 2024. This offering is being made only by means of a prospectus. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the prospectus may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

In connection with the offering, the Company has entered into an agreement with an existing investor of the Company to reduce the exercise price of outstanding warrants to purchase up to 97,850 shares of common stock that were issued in the Company's previous offerings in July 2022 and July 2023 to $4.25 per share and extend the term such that the July 2022 and July 2023 warrants will expire on March 21, 2029, effective upon the closing of this offering. Additionally, the Company has agreed to reduce the exercise price of outstanding warrants to purchase up to 94,375 shares of common stock that were issued by the Company in October 2023 to $4.25 per share, effective upon the sooner of (i) receipt of stockholder approval or (ii) the date that is six months following the initial date of issuance of the October 2023 warrants. If stockholder approval is not obtained by the date that is six months following the initial date of issuance of these warrants, then the exercise price of the warrants will automatically be reduced to the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) of the common stock on the date that is six months following the initial date of issuance of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ShiftPixy

ShiftPixy is a disruptive human capital services enterprise, revolutionizing employment in the Gig Economy by delivering a next-gen platform for workforce management that helps businesses with shift-based employees navigate regulatory mandates, minimize administrative burdens and better connect with a ready-for-hire workforce. With expertise rooted in management’s more than 25 years of workers’ compensation and compliance programs experience, ShiftPixy adds a needed layer for addressing compliance and continued demands for equitable employment practices in the growing Gig Economy.

1

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include, among other things, statements regarding the anticipated use of proceeds from the offering and the anticipated closing date of the offering.  Although such forward-looking statements are based upon what management of the Company believes are reasonable assumptions, there can be no assurance that forward-looking statements will prove to be accurate. If any of the risks or uncertainties, including those set forth below, materialize or if any of the assumptions proves incorrect, the results of the Company, could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties include, but are not limited to, risks associated with the nature of the Company’s business model; the Company’s ability to execute its vision and growth strategy; the Company’s ability to attract and retain clients; the Company’s ability to assess and manage risks; changes in the law that affect the Company’s business and its ability to respond to such changes and incorporate them into its business model, as necessary; the Company’s ability to insure against and otherwise effectively manage risks that affect its business; competition; reliance on third-party systems and software; the Company’s ability to protect and maintain its intellectual property; and general developments in the economy and financial markets. These and other risks are discussed in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K, and its periodic and current reports on Form 10-Q and Form 8-K. The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change, except as required by applicable securities laws. The information in this press release shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and will not be deemed an admission as to the materiality of any information that is required to be disclosed solely by Regulation FD. Further information on these and other factors that could affect the financial results of the Company, is included in the filings we make with the SEC from time to time. These documents are available on the "SEC Filings" subsection of the "Investor Information" section of the Company’s website at https://ir.shiftpixy.com/financial-information/sec-filings, or directly from the SEC’s website at https://www.sec.gov.

Consistent with the SEC’s April 2013 guidance on using social media outlets like Facebook and Twitter to make corporate disclosures and announce key information in compliance with Regulation FD, the Company is alerting investors and other members of the general public that the Company will provide updates on operations and progress required to be disclosed under Regulation FD through its social media on Facebook, Twitter, LinkedIn and YouTube. Investors, potential investors, shareholders and individuals interested in the Company are encouraged to keep informed by following us on Facebook, Twitter, LinkedIn and YouTube.

INVESTOR CONTACT:

InvestorRelations@shiftpixy.com

800.475.3655

2